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                                                                      EXHIBIT 12


                             BLYTH INDUSTRIES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)

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                                                      1995       1996      1997      1998       1999
                                                     -------    -------   -------   -------   --------
Pre-tax income from continuing operations            $22,752    $42,474   $71,939   $89,930   $122,890
                                                     =======    =======   =======   =======   ========

Fixed charges:
 Interest expense on all
 indebtedness and amortization
 of debt financing costs (A)                           1,240      2,668     3,567     4,837      6,698

Estimate of interest within rental expense -12%          270        569       759       969      1,523
                                                     -------    -------   -------   -------   --------

Total fixed charges                                  $ 1,510    $ 3,237   $ 4,326   $ 5,806   $  8,221
                                                     =======    =======   =======   =======   ========

Earnings before income taxes
and fixed charges                                    $24,262    $45,711   $76,265   $95,736   $131,111
                                                     =======    =======   =======   =======   ========

Ratio of earnings to fixed charges                      16.1       14.1      17.6      16.5       15.9
                                                     =======    =======   =======   =======   ========
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(A)  Comprised of interest expense from financial statements plus amortization of bank fees for Private Placement and Credit Facility.